Exhibit 12

                          Minnesota Power & Light Company
                Computation of Ratios of Earnings to Fixed Charges and
                 Supplemental Ratios of Earnings to Fixed Charges

                                                  Year Ended December 31,
                                            -----------------------------------
                                              1991          1992         1993
                                            --------      --------     --------
                                              (In thousands except ratios)
     Income from continuing operations
        per consolidated statement
        of income                           $ 70,854      $ 67,821     $ 64,374

     Add (deduct)
        Current income tax expense            16,371        29,147       29,277
        Deferred income tax expense
           (benefit)                           9,734        (1,113)       1,084
        Deferred investment tax credits       (1,615)       (1,568)      (2,035)
        Undistributed income from less
           than 50% owned equity
           investments                        (4,941)       (5,733)      (6,009)
        Minority interest                       (129)        2,684          (83)
                                            --------      --------     --------
                                              90,274        91,238       86,608
                                            --------      --------     --------

     Fixed charges
        Interest on long-term debt            44,516        44,008       44,647
        Capitalized interest                       -           422        3,010
        Other interest charges - net           8,008         6,455        1,501
        Interest component of all
           rentals                             5,695         5,728        5,729
        Distributions on redeemable
           preferred securities of                 -             -            -
           subsidiary                       --------      --------     --------
           Total fixed charges                58,219        56,613       54,887
                                            --------      --------     --------

     Earnings before income taxes and
        fixed charges (excluding
        capitalized                         $148,493      $147,429     $138,485
        interest)                           ========      ========     ========

                                                2.55          2.60         2.52
     Ratio of earnings to fixed charges     ========      ========     ========

     Earnings before income taxes and
        fixed charges (excluding
        capitalized interest)               $148,493      $147,429     $138,485
     Supplemental charges                     16,846        16,017       15,149
                                            --------      --------     --------


     Earnings before income taxes and
        fixed and supplemental charges
        (excluding capitalized              $165,339      $163,446     $153,634
        interest)                           ========      ========     ========
     Total fixed charges                    $ 58,219      $ 56,613     $ 54,887
     Supplemental charges                     16,846        16,017       15,149
                                            --------      --------     --------
        Fixed and supplemental charges      $ 75,065      $ 72,630     $ 70,036
                                            ========      ========     ========

     Supplemental ratio of earnings to          2.20          2.25         2.19
        fixed charges (1)                   ========      ========     ========



                                                                  Nine Months
                                       Year Ended December 31,      Ended
                                       ----------------------    September 30,
                                           1994        1995          1996
                                         --------    --------    -------------
                                          (In thousands
                                            except ratios)

     Income from continuing
        operations per consolidated
        statement of income              $ 59,465    $ 61,857     $ 50,648

     Add (deduct)
        Current income tax expense         24,116      13,356       24,441
        Deferred income tax expense
           (benefit)                         (981)    (11,336)      (5,161)
        Deferred investment tax
           credits                         (2,478)       (865)      (1,503)
        Undistributed income from
           less than 50% owned
           equity investments              (7,547)     (9,124)      (8,884)
        Minority interest                    (879)        260        2,076
                                         --------    --------      --------
                                           71,696      54,148       61,617
                                         --------    --------      --------

     Fixed charges
        Interest on long-term debt         48,137      45,713       38,276
        Capitalized interest                    -       1,395        1,244
        Other interest charges - net        7,382       7,934        6,673
        Interest component of all
           rentals                          5,737       3,670        1,746
        Distributions on redeemable
           preferred securities of              -           -        3,220
           subsidiary                    --------    --------      --------
           Total fixed charges             61,256      58,712       51,159
                                         --------    --------      --------

     Earnings before income taxes
        and fixed charges (excluding     $132,952    $111,465      $111,532
        capitalized interest)            ========    ========      =========

     Ratio of earnings to fixed              2.17        1.90          2.18
        charges                          ========   =========      ========

     Earnings before income taxes
        and fixed charges (excluding
        capitalized interest)            $132,952    $111,465      $111,532
     Supplemental charges                  14,370      13,519         9,828
                                         --------    --------      --------

     Earnings before income taxes
        and fixed and supplemental
        charges (excluding               $147,322    $124,984      $121,360
        capitalized interest)            ========    ========      ========
     Total fixed charges                 $ 61,256    $ 58,712      $ 51,159
     Supplemental charges                  14,370      13,519         9,828
                                         --------    --------      --------

        Fixed and supplemental           $ 75,626    $ 72,231      $ 60,987
           charges                       ========    ========      ========

     Supplemental ratio of earnings          1.95        1.73          1.99
        to fixed charges (1)             ========    ========      ========


     --------------------

     (1) The supplemental ratio of earnings to fixed charges includes the Company's obligation under a contract with Square Butte Electric Cooperative ("Square Butte") which extends through 2007, pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing, operating and debt service costs (less any amounts collected from the sale of power or energy to others) that shall not have been paid by Square Butte when due. See Note 12 to the Company's 1995 Consolidated Financial Statements incorporated by reference in the Company's 1995 Form 10-K.